Exhibit 99.1

EXICURE, INC.
UNAUDITED PROFORMA CONSOLIDATED BALANCE SHEETS
(in thousands)

	October 31, 2024 (Unaudited)	December 17, 2024 (Pro Forma)

ASSETS
Current assets:
Cash and cash equivalents	$597	$3,574
Other receivable	800	921
Prepaid expenses and other current assets	929	889
Total current assets	2,326	5,384
Property and equipment, net	31	29
Right-of-use asset	5,858	5,790
Other noncurrent assets	1,948	1,709
Total assets	$10,163	$12,912
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,267	1,261
Accrued expenses and other current liabilities	2,354	2,080
Total current liabilities	3,621	3,341
Lease liability, noncurrent	5,358	5,286
Total liabilities	8,979	8,627

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value per share	—	—
Common stock, $0.0001 par value per share	—	—
Additional paid-in capital	193,627	196,925
Accumulated deficit	(192,443)	(192,640)
Total stockholders' equity	1,184	4,285
Total liabilities and stockholders’ equity	$10,163	$12,912

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